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                                                                    EXHIBIT 23.2

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY, NSW 2000

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting a part of the previously filed Registration Statement on Form S-3 (No. 333-750351) of TMP Worldwide Inc. and Subsidiaries of our report dated 15 April 1999, appearing in the Form 8-K of TMP Worldwide Inc. dated April 21, 1999, relating to the consolidated balance sheets of Morgan & Banks Limited as at 31 December 1998 and 31 March 1998, and the consolidated profit statements for the years ended 31 December 1998, 31 March 1998 and 31 March 1997, and the cash flow statements for the nine month period ended 31 December 1998 and the years ended 31 March 1998 and 31 March 1997.

Sydney Australia
April 20, 1999
Pannell Kerr Forster, P.C.

/s/ PANNELL KERR FORSTER